Exhibit N.1

VIRTUS ALTERNATIVE SOLUTIONS TRUST

FIRST AMENDMENT

to

PLAN PURSUANT TO RULE 18f-3

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 8th day of September, 2014, amends that certain plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended, duly adopted by the Board of Trustees on January 22, 2014 (the “Rule 18f-3 Plan”), as herein below provided:

W I T N E S S E T H:

WHEREAS, the Trusts and the Funds wish to amend Schedule A of the Rule 18f-3 Plan to reflect the addition of the Virtus Strategic Income Fund and to otherwise update the Schedule.

NOW, THEREFORE, in consideration of the foregoing premise, the Trusts and the Funds hereby agree that the Rule 18f-3 Plan is amended as follows:

1.	Schedule A to the Rule 18f-3 Plan is hereby replaced with Schedule A attached hereto and made a part of the Rule 18f-3 Plan.

2.	Except as herein provided, the Rule 18f-3 Plan shall be and remain unmodified and in full force and effect. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Rule 18f-3 Plan.

SCHEDULE A

(as of September 8, 2014)

	A Shares	C Shares	I Shares

Virtus Alternative Income Solution Fund	X	X	X
Virtus Alternative Inflation Solution Fund	X	X	X
Virtus Alternative Total Solution Fund	X	X	X
Virtus Strategic Income Fund	X	X	X